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                                                                      Exhibit 15

November 13, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Commissioners:



We are aware that our report dated November 13, 2002 on our review of interim financial information of Honeywell International Inc. (the "Company") as of and for the period ended September 30, 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 333-57509, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764,
333-49280, 333-57866, 333-57868, 333-91582 and 333-91736), on Forms S-3 (Nos.
33-14071, 33-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760 and
333-86874) and on Form S-4 (No. 333-82049).


Very truly yours,




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP